Rule 424(b)(3)
                                        FILE NO. 333-11161
PROSPECTUS                    CEL-SCI CORPORATION
                        Common Stock


         This Prospectus relates to the offer and sale of up to 1,388,888 shares of Common Stock by the holders of the Company's Series B Preferred Stock (the "Preferred Stock") if and when the holders of the Series B Pre- ferred Stock elect to convert the Preferred Stock into shares of the Company's Common Stock. The holders of the Preferred Stock may resell the shares they receive upon conversion from time to time in the public market. The holders of the Preferred Stock, to the extent they convert the Preferred Stock into shares of Common Stock, are sometimes referred to in this Prospectus as the "Selling Shareholders".
         This Prospectus also relates to the sale of up to 15,355 shares of common stock issuable upon the exercise of certain Sales Agent Warrants. The Sales Agent's Warrants were issued in connection with the Company's August 1996 offering of 5,000 shares of the Company's Series B Preferred Stock. The warrants are exercisable at a price of $6.51 per share. The holders of the Sales Agent's Warrants, to the extent they exercise the Sales Agent's Warrants and receive shares of Common Stock, are also referred to in this Prospectus as the "Selling Shareholders".
         The Company will not receive any proceeds from the resale of the shares by the Selling Shareholders. The Selling Shareholders have advised the Company that they will offer the shares through broker/dealers at market prices with customary commissions being paid by the Selling Shareholders. The costs of registering the shares offered by the Selling Shareholders are being paid by the Company. The Selling Shareholders will pay all other costs of the sale of the shares offered by them. See "Selling Shareholders".
                                    THESE SECURITIES ARE

                     SPECULATIVE AND INVOLVE A HIGH DEGREE

                     OF RISK AND SHOULD BE PURCHASED ONLY BY

                     PERSONS WHO CAN AFFORD TO LOSE THEIR

                     ENTIRE INVESTMENT.  FOR A DESCRIPTION

                     OF CERTAIN IMPORTANT FACTORS THAT

                     SHOULD BE CONSIDERED BY PROSPECTIVE

                     INVESTORS, SEE "RISK FACTORS" AND

                     "DILUTION".  THESE SECURITIES HAVE NOT

                     BEEN APPROVED OR DISAPPROVED BY THE

                     SECURITIES  AND EXCHANGE COMMISSION NOR

                     HAS THE COMMISSION PASSED UPON THE

                     ACCURACY OR ADEQUACY OF THIS

                     PROSPECTUS.  ANY REPRESENTATION TO THE

                     CONTRARY IS A CRIMINAL OFFENSE.

         On December 5, 1996 the closing prices of the Company's Common Stock and Warrants on the NASDAQ
System were $4.00 and $0.18, respectively.  See
"Market Information".

       The Date of this Prospectus is December 6, 1996

                          AVAILABLE INFORMATION
         The Company is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at its office in Washing- ton, D.C. 20549 at prescribed rates. Certain information concerning the Com- pany is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. The Company has filed with the Commis- sion a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the Registra- tion Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.
                   DOCUMENTS INCORPORATED BY REFERENCE
         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:
                           CEL-SCI Corporation
                        66 Canal Center Plaza, Suite 510
                          Alexandria, VA  22314
                                 (703) 549-5293
                          Attention:  Secretary

         The following documents filed with the Commission by the Company (Commission File No. 0-11503) are hereby incorporated by reference into this Prospectus:

         (1) The Company's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1995; and

         (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1995, March 31, 1996 and June 30, 1996.

         (3) The Company's Proxy Statement relating to the June 14, 1996 Annual Meeting of Shareholders.

         All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or super- seded, to constitute a part of this Prospectus.
                           PROSPECTUS SUMMARY
         THIS SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.
The Company

         CEL-SCI Corporation (the "Company") was formed as a Colorado corporation in 1983. The Company is involved in the research and development of certain drugs and vaccines. The Company's first product, MULTIKINETM, manufactured using the Company's proprietary cell culture technologies, is a combination, or "cocktail", of natural human interleukin-2 ("IL-2") and certain lymphokines and cytokines. MULTIKINE is being tested to determine if it is effective in improving the immune response of advanced cancer pantients. The Company's second product, HGP-30, is being tested to determine if it is an effective treatment/ vaccine against the AIDS virus. In addition, the Company recently acquired a new patented T-cell Modulation Process which uses "hetero- conjugates" to direct the body to chose a specific immune response. The Com- pany intends to use this new technology to improve the cellular immune response of persons vaccinated with HGP-30 and to develop a potential tubercu- losis ("TB") treatment/vaccine.

         Before human testing can begin with respect to a drug or biological product, preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of immunogenicity and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indi- cations of efficacy. Phase III trials consist of testing for actual clinical efficacy for safety within an expanded group of patients at geographically dispersed test sites. See "Business Government Regulation" for a more de- tailed description of the foregoing.

         Between 1983 and 1986 the Company was primarily involved in funding pre-clinical and Phase I clinical trials of MULTIKINE. These trials were con ducted at St. Thomas's Hospital Medical School in London, England pursuant to authority granted by England's Department of Health and Social Security. In July, 1991 physicians at a southern Florida medical institution began human clinical trials using MULTIKINE. The focus of these trials was the treatment of metastatic malignant melanoma and unresectable head and neck cancer using MULTIKINE. The clinical trials in Florida were conducted pursuant to approvals obtained by the medical institution from the Florida Department of Health and Rehabilitative Services.

         In March 1995, the Canadian Health Protection Branch, Health and Welfare Ministry gave clearance to the Company to start a phase I/II cancer study using Multikine. The study, which will enroll up to 30 head and neck cancer patients who have failed conventional treatments, will be conducted at several sites in the United States and Canada and is designed to evaluate safety, tumor responses and immune responses in patients treated with multiple courses of Multikine. The length of time that each patient will remain on the inves- tigational treatment will depend on the patient's response to treatment. In May l995, the U.S. Food and Drug Administration (FDA) authorized the export of the Company's Multikine drug to Canada for purposes of this study.

         In February 1996 the FDA authorized the Company to conduct two human clinical studies using MULTIKINE and focusing on prostate and head and neck cancer. The prostate study is being conducted at Jefferson Hospital in Philadelphia, Pennsylvania and will involve up to 15 prostate cancer patients who have failed on hormonal therapy. The head and neck cancer study will involve up to 30 cancer patients who have failed using conventional therapies. The head and neck cancer study in the U.S. is being conducted in conjunction with the Company's Canadian head and neck cancer study.

         Viral Technologies, Inc. ("VTI"), a wholly-owned subsidiary of the Company, is engaged in the development of a possible treatment/vaccine for AIDS. VTI's technology may also have application in the treatment of AIDS-in fected individuals and the diagnosis of AIDS. VTI's AIDS treatment/ vaccine, HGP-30, has completed certain Phase I human clinical trials. In the Phase I trials, the vaccine was administered to volunteers who were not infected with the HIV virus in an effort to determine safe and tolerable dosage levels.

         In April 1995 VTI, with the approval of the California Department of Health Services Food and Drug Branch (FDB), began another clinical trial in California using volunteers who received two vaccinations. The volunteers receiving the two lowest dosage levels were asked to donate blood for a SCID mouse HIV challenge study. The SCID mouse is considered to be the best available animal model for HIV because it lacks its own immune system and therefore permits human cell growth. White blood cells from the five (5) vaccinated volunteers and from normal donors were injected into groups of SCID mice. They were then challenged with high levels of a different strain of the HIV virus than the one from which HGP-30 is derived. Infection by virus was determined and confirmed by two different assays, p24 antigen, a component of the virus core, and reverse transcriptase activity, an enzyme critical to HIV replication. Approximately 78% of the SCID mice given blood from vaccinated volunteers showed no HIV infection after virus challenge as compared to 13% of the mice given blood from unvaccinated donors.

         In December l987, VTI signed a licensing agreement with Nippon Zeon Co., Ltd. ("Nippon Zeon"), a Japanese chemical manufacturer, granting Nippon Zeon exclusive rights to VTI's prototype AIDS vaccine and improvements in the Pacific Area. Under the agreement, VTI received an initial licensing payment, as well as a pre-commercialization payment, and was also entitled to receive additional pre-commercialization payments dependent upon receipt of certain regulatory approvals. In l995 Nippon Zeon released its rights to VTI's tech- nology in consideration for VTI's agreement to pay Nippon Zeon a royalty on sales of products made with VTI's technology in the licensed area. In July l996 Nippon Zeon agreed to surrender its royalty rights, as well as any other rights it may have had to VTI's technology, in exchange for 45,000 shares of the Company's common stock.

         In January 1996 the Company acquired a new patented T-cell Modulation Process which uses "heteroconjugates" to direct the body to chose a specific immune response. The ability to generate a specific immune response is impor- tant because many diseases are often not combatted effectively due to the body's selection of the "inappropriate" immune response. The capability to specifically reprogram an immune response may offer a more effective approach than existing vaccines and drugs in attacking an underlying disease.

         The Company intends to use this new technology to improve the cellu lar immune response of VTI's HIV HGP-30 immunogen which is currently in two clinical studies. In addition, the Company intends to use the technology to develop a potential Tuberculosis (TB) vaccine/treatment. TB is the largest killer of all infectious diseases worldwide and new strains of drug resistant TB are emerging daily. The technology is also a potential platform technology which could also work with many other peptides. Using this new technology, the Company is currently conducting in vitro laboratory and in vivo animal studies.

         The T-Cell Modulation Process was acquired from Cell-Med, Incorporated ("CELL-MED") in consideration for the Company's agreement to pay certain lia- bilities of CELL-MED in the amount of approximately
$6,000. If the Company elects to retain ownership in the technology after March 30, 1997, the Company must pay CELL-MED $200,000, plus additional payments ranging between $100,000 and $600,000, depending upon the Company's ability to obtain regulatory ap- proval for clinical studies using the technology. In addition, should the Company receive FDA approval for the sale of any product incorporating the technology, the Company is obligated to pay CELLMED an advance royalty of $500,000, a royalty of 5% of the sales price of any product using the tech- nology, plus 15% of any amounts the Company receives as a result of sublicens- ing the technology. So long as the Company retains rights in the technology, the Company has also agreed to pay the future costs associated with pursuing and or maintaining CELL-MED's patent and patent applications relating to the technology. As of February 29, 1996, CELL-MED had been issued patents in Australia and from the European Patent Office covering the technology and had several U.S. and foreign patent applications pending.
         All of the Company's products are in the early stages of development. The Company does not expect to develop commercial products for several years, if at all. The Company has had operating losses since its inception, has an accumulated deficit of approximately $28,500,000 at June 30, 1996, and expects to incur substantial losses for the foreseeable future.
     In March 1996 the Company sold $l,250,000 of Convertible Notes ("Notes") to two persons. The Notes were convertible from time to time in whole or in part, into shares of the Company's Common Stock. The conversion price was the lesser of (i) $5 per share or (ii) 80% of the average closing bid price of the Company's Common Stock during the five trading days immedi ately preceding the date of such conversion. The Notes were payable on December 1, 1996 and accrued interest at 10% per annum. All of the Notes have since been converted into 250,000 shares of the Company's Common Stock.

         In May 1996 the Company sold 3,500 shares of its Series A Preferred Stock (the "Preferred Shares") for $3,500,000 or $1,000 per share. At the purchasers' option, up to 1,750 Preferred Shares were convertible, on or after 60 days from the closing date of the purchase of such shares (the "Closing"), into shares of the Company's Common Stock on the basis of one share of Pre- ferred Stock for shares of Common Stock equal in number to the amount deter- mined by dividing $1,000 by 85% of the Closing Price of the Company's Common Stock. All Preferred Shares were convertible, on or after 90 days from the Closing, on the basis of one share of Preferred Stock for shares of the Com- pany's Common Stock equal in number to the amount determined by dividing $1,000 by 83% of the Closing Price of the Company's Common Stock. The term "Closing Price" was defined as the average closing bid price of the Company's Common Stock over the five-day trading period ending on the day prior to the conversion of the Preferred Stock. All outstanding shares of the Series A Preferred Stock have since been converted into 632,041 shares of the Company's Common Stock. The shares issued upon the conversion of the Series A Pre- ferred Stock are being offered for public sale by means of a separate regis- tration statement.

         The MULTIKINE technology and know-how licensed to the Company was developed by a group of researchers under the direction of Dr. Hans-Ake Fabricius and was assigned, during l980 and l98l, to Hooper Trading Company, N.V., a Netherlands Antilles' corporation ("Hooper"), and Shanksville Corporation, also a Netherlands Antilles corporation ("Shanksville"). Prior to October l996, Mr. de Clara and Dr. Fabricius owned 50% and 30%, respectively, of each of these companies. In October l996, Mr. de Clara disposed of his interest in Hooper and Shanksville. The technology and know how assigned to Hooper and Shanksville was licensed to Sittona Company, B.V., a Netherlands corporation ("Sittona"), effective September, l982 pursuant to a licensing agreement which requires Sittona to pay to Hooper and Shanksville royalties on income received by Sittona respecting the technology and know-how licensed to Sittona. In l983, Sittona licensed this technology to the Company. At such time as the Company generates revenues from the sale or sublicense of this technology, the Company will be required to pay royalties to Sittona equal to l0% of net sales and l5% of the licensing royalties received from third parties. In that event, Sittona, pursuant to its licensing agreements with Hooper and Shanksville, will be required to pay to those companies a minimum of l0% of any royalty payments received from the Company.
         Between l985 and October l996 Mr. de Clara owned all of the issued and outstanding stock of Sittona. In October l996, Mr. de Clara disposed of his interst in Sittona.
      The Company has reached a tentative agreement to acquire from Sittona Company, Hooper Trading Company, and Shanksville Corporation all rights pertaining to the Multikine technology for $500,000 in cash and shares of the Company's common stock having a value of $3,500,000. The acquisition of this technology is subject to the execution of a definitive agreement between the parties.

         The Company's executive offices are located at 66 Canal Center Plaza, Suite 510, Alexandria, Virginia 22314, and its telephone number is
(703) 5495293.

                              THE OFFERING
Securities Offered:     Up to 1,388,888 shares of Common Stock are offered
for
                        public sale by the holders of the Company's Series
                        B Preferred Stock if and when the holders of the Preferred Stock elect to convert the Preferred
                        Stock into shares of the Company's Common Stock.
                        An additional 15,355 shares of common stock are offered for public sale upon the exercise of Sales
                        Agent Warrants which were issued in connection with the Company's August 1996 private offering of the Series B Preferred Stock. The holders of the
                        Preferred Stock and the Sales Agent's Warrants, to the extent they convert the Preferred Stock into Common Stock or exercise the Sales Agent's
                        Warrants, may resell the shares they receive upon conversion or exercise from time to time in the public market. The holders of the Preferred Stock and the Sales Agent's Warrants are sometimes referred to in this Prospectus as the "Selling
                        Share- holders". The Company will not receive any proceeds from the sale of the shares offered by the Selling Shareholders. See "Selling Shareholders".

Common Stock Outstand-
ing Prior To and After
Offering:               As of October 31, 1996, the Company had 7,979,995
                        shares of Common Stock issued and outstanding.
                        Assuming all the shares of the Series B Preferred
                        Stock are converted to shares of the Company's
                        Common Stock and all of the Sales Agent's Warrants are exercised, there will be 9,384,238 shares of Common Stock issued and outstanding. The number of outstanding shares before and after this Offering does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities previously issued by the Company. See "Dilution and Comparative Share Data", "Selling Shareholders" and
                        "Description of Securities".

Risk Factors:           The purchase of the Securities offered by this Pros-
                        pectus involves a high degree of risk.  Risk
                        factors include the following: lack of revenues and
                        history of loss, need for additional capital,
                        government regula- tion, need for FDA approval, and
                        dilution. See "Risk Factors."
NASDAQ Symbols:         Common Stock:  CELI
                        Warrants:  CELIW
Summary Financial Data
                                     For the Years Ended September 30,
                        1995       1994         1993        1992
1991
Investment Income &
Other Revenues     $423,765   $624,670    $997,964      $434,180    $35,972
Expenses:
Research and
Development       1,824,661  2,896,109    1,307,042      481,697    108,771
Depreciation
  and
Amortization         262,705    138,755       55,372       33,536
32,582

General and
  Adminis-
trative         1,713,912    1,621,990    1,696,119    1,309,475    795,015
Equity in loss
  of joint
  venture           501,125      394,692      344,423      260,388
290,166

Net Loss        $(3,878,638) $(4,426,876) $(2,404,992) $(1,650,916)
$(1,190,562)

Loss per
common share        $(0.89)      $(1.06)      $(0.58)      $(0.42)
$(0.35)

Weighted average
  common shares
outstanding     4,342,628    4,185,240    4,155,431    3,953,233   3,400,546

                                              Nine Months Ended June 30,

                                                1996              1995

Investment Income & Other Revenues           $  188,256        $  313,005
Expenses:
Research and Development                      2,350,600         1,383,978
Depreciation and Amortization                   208,912           201,197
General and Administrative                    2,113,884         1,268,677
Equity in loss of joint venture                   3,772           395,224

Net Loss                                    $(4,488,912)      $(3,249,076)
Loss per common share                            $(0.74)           $(0.70)
Weighted average common shares
  outstanding                                 6,086,492        4,194,563

Balance Sheet Data:
                                          September 30,
                      1995       1994       1993         1992          1991
Working Capital  $3,983,699  $5,795,191   $10,296,472  $13,043,012
$682,831
 Total Assets     6,359,011   8,086,670    11,633,090   13,769,504
1,611,899
Total
Liabilities      1,516,978   1,407,602     688,231     467,086      672,595
Shareholders'
Equity          4,842,033   6,679,068  10,944,859  13,302,4l8      939,304

                                               June 30, 1996
Working Capital                                 $6,979,975
Total Assets
$8,723,934
Total Liabilities
$1,191,000
Shareholders' Equity
$7,532,934

No dividends have been declared by the Company since its inception.

                              RISK FACTORS

         An investment in the Company's Securities involves a high degree of risk. Prospective investors are advised that they may lose all or part of their investment. Prospective investors should carefully review the following risk factors.
         Lack of Revenues and History of Loss. The Company has had only limited revenues since it was formed in 1983. Since the date of its formation and through June 30, 1996, the Company has incurred net losses of approximate- ly $28,500,000. During the years ended September 30, 1993, 1994 and 1995 the Company suffered losses of $2,404,992, $4,426,876 and $3,878,638 respectively. The Company has relied principally upon the proceeds of public and private sales of securities to finance its activities to date. All of the Company's potential products are in the early stages of development, and any commercial sale of these products will be many years away. Accordingly, the Company ex- pects to incur substantial losses for the foreseeable future.
         Need for Additional Capital. Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration ("FDA"), involve significant costs. The Company expects that it will need additional financing in order to fund the costs of future clinical trials, related research, and general and administrative expenses. The Company may be forced to delay or postpone development and research expenditures if the Company is unable to secure adequate sources of funds. These delays in development may have an adverse effect on the Company's ability to produce a timely and competitive product. There can be no assurance that the Company will be able to obtain additional funding from other sources.
         Viral Technologies, Inc. ("VTI"), a wholly-owned subsididary of the Company, is dependent upon funding from the Company for its operations and research programs.
         Cost Estimates. The Company's estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. If the Company's cost estimates are incorrect, the Company will need additional funding for its research efforts.
         Government Regulation - FDA Approval. Products which may be devel-oped by the Company or Viral Technologies, Inc. (or which may be developed by affiliates or licensees) will require regulatory approvals prior to sale. In particular, therapeutic agents and diagnostic products are subject to approv al, prior to general marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming, particularly for pharmaceutical products such as those which might ultimately be developed by the Company, Viral Technologies, Inc. or its licensees, and there can be no assurance that such approvals will be granted. Any failure to obtain or any delay in obtaining such approvals may adversely affect the ability of poten- tial licensees or the Company to successfully market any products developed. Also, the extent of adverse government regulations which might arise from future legislative or administrative action cannot be predicted. The clinical trial which the Company's affiliate, Viral Technologies, Inc., is conducting in California is regulated by government agencies in California and obtaining approvals from states for clinical trials is likewise expensive and time consuming.
         Dependence on Others to Manufacture Product. The Company has an agreement with an unrelated corporation for the production, until 1997, of MULTIKINE for research and testing purposes. At present, this is the Company's only source of MULTIKINE. If this corporation could not, for any reason, supply the Company with MULTIKINE, the Company estimates that it would take approximately six to ten months to obtain supplies of MULTIKINE under an alternative manufacturing arrangement. The Company does not know what cost it would incur to obtain this alternative source of supply.
         Licensed Technology. The Company's clinical studies and research with respect to MULTIKINE have focused on compounds, compositions and processes which were licensed to the Company by Sittona Company, B.V. ("Sittona") in 1983. Maximilian de Clara, the Company's president and a director, controlled Sittona between 1985 and 1996. Any commercial products developed by the Com- pany and based upon the technology licensed by Sittona will belong to Sittona, subject to the Company's right to manufacture and sell such products in accordance with the terms of the licensing agreement. The Company's license remains in effect until the expiration or abandonment of all patent rights or until the compounds, compositions and processes subject to the license enter into the public domain, whichever is later. The license may be terminated earlier for other reasons, including the insolvency of the Company. Any future trans-actions between the Company and Sittona will be subject to the review and approval by a majority of the Company's disinterested directors.
         Technological Change. The biomedical field in which the Company is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents and diagnostic products from the compounds, compositions and processes licensed to the Company, through Company financed research or as a result of possible licensing arrangements with pharmaceutical or other companies, will depend on its ability to be in the technological forefront of this field. There can be no assurance that the Company will achieve or maintain such a competitive position or that other technologi- cal developments will not cause the Company's proprietary technologies to become uneconomical or obsolete.

         Patents. Since 1983 the Company, on behalf of the owners of the MULTIKINE technology licensed to the Company, has filed applications for United States and foreign patents covering certain aspects of the MULTIKINE technology. Although the Company has paid the costs of applying for and obtaining patents, the MULTIKINE technology covered by the patents is not owned by the Company, but by an affiliated party which has licensed the technology to the Company. As of October 15, 1990 the MULTIKINE technology has been covered by nine U.S. patents and three European patents. The HGP-30 technology being developed by the Company's subsidiary VIT, is covered by one U.S. patent and one foriegn patent. There is no assurance that any pending patent applications or any patent applications which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford the owners of the patents and the Company. Disputes may arise between the owners of the patents or the Company and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that the Company or the owners of the patents will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns, including universities, may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to the Company. The scope and validity of such patents, if any, the extent to which the Company or the owners of the patents may wish or need to acquire the rights to such pa- tents, and the cost and availability of such rights are presently unknown. Also, as far as the Company relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology. The first patent licensed to the Company will ex- pire in the year 2000. Since the Company's Investigational New Drug applica- tion relating to MULTIKINE has only recently been cleared by the FDA, and since the Company does not know if it will ever be able to sell MULTIKINE on a commercial basis, the Company cannot predict what effect the expiration of this patent will have on the Company.
Notwithstanding the above, the Company believes that later issued patents will protect the technology associated with MULTIKINE past the year 2000.

         Product Liability Insurance. Although the Company has product lia bility insurance for MULTIKINE and its HGP-30 vaccine, the successful prosecution of a product liability case against the Company could have a materially adverse effect upon its business if the amount of any judgment exceeds the Company's insurance coverage.

         Dependence on Management and Scientific Personnel. The Company is dependent for its success on the continued availability of its executive officers. The loss of the services of any of the Company's executive officers could have an adverse effect on the Company's business. The Company does not carry key man life insurance on any of its officers. The Company's future success will also depend upon its ability to attract and retain qualified scien- tific personnel. There can be no assurance that the Company will be able to hire and retain such necessary personnel.

         Options, Warrants and Convertible Securities. The Company has is sued options, warrants and other convertible securities ("Derivative Securi ties") which allow the holders to acquire additional shares of the Company's Common Stock. In some cases the Company has agreed that, at its expense, it will make appropriate filings with the Securities and Exchange Commission so that the securities underlying certain Derivative Securities will be available for public sale. Such filings could result in substantial expense to the Company and could hinder future financings by the Company.

         For the terms of these Derivative Securities, the holders thereof will have an opportunity to profit from any increase in the market price of the Company's Common Stock without assuming the risks of ownership. Holders of such Derivative Securities may exercise and/or convert them at a time when the Company could obtain additional capital on terms more favorable than those provided by the Derivative Securities. The exercise or conversion of the Derivative Securities will dilute the voting interest of the owners of pre- sently outstanding shares of the Company's Common Stock and may adversely af- fect the ability of the Company to obtain additional capital in the future. The sale of the shares of Common Stock issuable upon the exercise or conver- sion of the Derivative Securities could adversely affect the market price of the Company's stock. See "Dilution and Comparative Share Data".

         Competition. The competition in the research, development and com mercialization of products which may be used in the prevention or treatment of cancer and AIDS is intense. Major pharmaceutical and chemical companies, as well as specialized genetic engineering firms, are developing products for these diseases. Many of these companies have substantial financial, research and development, and marketing resources and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities.
In addition, both smaller companies and non-profit institutions are active in research relating to cancer and AIDS and are expected to become more active in the future.

         The clinical trials sponsored to date by the Company and VTI have not been approved by the FDA, but rather have been conducted pursuant to approvals obtained from regulatory agencies in England, Canada and certain states. Since the results of these clinical trials may not be accepted by the FDA, companies which are conducting clinical trials approved by the FDA may have a competi- tive advantage in that the products of such companies are further advanced in the regulatory process than those of the Company or VTI.

         Lack of Dividends. There can be no assurance the Company will be profitable. At the present time, the Company intends to use available funds to finance the Company's operations. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no dividends have been declared or paid by the Company. The Company does not presently intend to pay dividends and there can be no assurance that dividends will ever be paid.
Pursuant to the terms of a loan agreement with a bank, the Company may not pay any dividends without the consent of the bank.
         Dilution. Persons purchasing the securities offered by this Pros pectus will suffer an immediate dilution in the per share net tangible book value of their Common Stock. See "Dilution and Comparative Share Data."
         Preferred Stock. The Company's Articles of Incorporation authorize the Company's Board of Directors to issue up to 200,000 shares of Preferred Stock. The provisions in the Company's Articles of Incorporation relating to the Preferred Stock allow the Company's directors to issue Preferred Stock with multiple votes per share and dividends rights which would have priority over any dividends paid with respect to the Company's Common Stock. The issuance of Preferred Stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.
                   DILUTION AND COMPARATIVE SHARE DATA
     As of October 31, 1996, the present shareholders of the Company owned 7,979,995 shares of Common Stock, which had a net tangible book value of ap- proximately $1.41 per share. The following table illustrates the comparative stock ownership of the other stockholders of the Company, as compared to the investors in this Offering, assuming all shares offered are sold.
Shares outstanding (1)                                  7,979,995
Shares to be issued upon conversion of
  Series B Preferred Stock, assuming
  conversion price of $3.60 per share                   1,388,888

Shares to be issued upon exercise of
  Sales Agent's Warrants                                   15,355

Shares outstanding (pro forma basis) (1)                9,384,238

Net tangible book value per share                           $1.41

Equity ownership by present shareholders
  after this offering                                         85%

Equity ownership by investors in this Offering                15%

(1) Amount excludes shares which may be issued upon the exercise and/or con version of options, warrants and other convertible securities previously issued by the Company. See table below.

         The purchasers of the securities offered by this Prospectus will suffer an immediate dilution if the price paid for the securities offered is greater than the net tangible book value of the Company's Common Stock.

         "Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of the Company from its total as- sets. "Dilution" is the difference between the offering price and the net tangible book value of shares immediately after the Offering.

         The following table reflects the additional shares which may be is sued as the result of the exercise of outstanding options and warrants or the conversion of other securities issued by the Company.
                                                      Number of       Note
                                                        Shares
                                                        Reference
         Outstanding as of October 31, 1996           7,979,995
    Shares Subject to this Offering:
         Shares issuable upon conversion of
           the Series B preferred stock               1,388,888         A
         Shares issuable upon exercise of
           Sales Agent's Warrants                        15,355         B
         Shares outstanding (pro forma basis)
9,384,238
    Other Shares Which May Be Issued:
           Shares issuable upon exercise of
           warrants issued to Selling Agent, or its assigns, in
           connection with the Company's June and September 1995
Private Offerings                                        65,220
C
         Shares issuable upon exercise of
           warrants sold in Company's 1992
           Public Offering                              517,500
D

         Shares issuable upon exercise of
           warrants sold to Underwriter in connection with Company's
           1992
Public Offering                                          90,000         E
         Shares issuable upon exercise of
           options granted to Company's officers,
           directors, employees and consultants         981,926         F

                                                     11,038,884

A. In August 1996 the Company sold, in a private transaction, 5,000 shares of its Series B Preferred Stock (the "Preferred Shares") for $5,000,000 or $1,000 per share. At the purchasers' option, up to 2,500 Preferred Shares are convertible, on or after ten days from the date of this Prospectus (the "Effective Date"), into shares of the Company's Common Stock on the basis of one share of Preferred Stock for shares of Common Stock equal in number to the amount determined by dividing $1,000 by
    87% of the Closing Price of the Company's Common Stock. All Preferred Shares are convertible, on or after 40 days from the Effective Date, on the basis of one share of Preferred Stock for shares of the Company's Common Stock equal in number of the amount determined by dividing
    $1,000 by 85% of the Closing Price of
    the Company's Common Stock. The term "Closing Price" is defined as the average closing bid price of the Company's Common Stock over the five-day trading period ending on the day prior to the conversion of the Preferred Stock. Notwithstanding the above, the conversion price may not be less than $3.60 nor more than $14.75. The Preferred Shares, if issued, are entitled to a quarterly dividend of $17.50 per share. Any Preferred Shares which are outstanding on November 7, 1998 will be automatically converted into shares of the Company's Common Stock. The shares issuable upon the conversion of the Series B Preferred Stock are offered to the public by means of this Prospectus. See "Selling Shareholders."
B.  In connection with the Company's August 1996 Private Offering,
    Shoreline Pacific Institutional Finance, the Sales Agent for such offering, received a commission as well as warrants to purchase 15,355 shares of the Com- pany's Common Stock at $6.51 per share. The shares of Common Stock is- suable upon the exercise of the Sales Agent's Warrants are being offered by means of this Prospectus. See "Selling Shareholders".
C. In connection with the Company's June and September Private Offerings, Neidiger/Tucker/Bruner, Inc., the Sales Agent for these offerings, re ceived a commission, a non-accountable expense allowance and warrants to purchase (i) 57,500 shares of the Company's Common Stock at $2.00 per share, (ii) 57,500 shares at $2.40 per share, and (ii) an additional 115,000 shares at $3.25 per share. Prior to the date of this Prospectus the Sales Agent (and/or its assigns) collectively exercised Warrants pertaining to 164,780 shares of the Company's Common Stock.
    By means of a separate Registration Statement, the shares of Common Stock issuable upon the exercise of the remaining Warrants issued to the Sales Agent have been registered for public sale.
D.  See "Description of Securities".
E. The Underwriter's Warrants provide that the Company, at its expense, will make appropriate filings with the Securities and Exchange Commission so that the securities underlying the Underwriter's Warrants will be available for public sale.
F. The options are exercisable at prices ranging from $2.87 to $19.70 per share. The Company may also grant options to purchase 1,117,407 additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.
                          SELLING SHAREHOLDERS
         In August 1996 the Company sold 5,000 shares of its Series B Preferred Stock (the "Preferred Shares") for $5,000,000 or $1,000 per
share. At the purchasers' option, the Preferred Shares are convertible from time to time, in whole or in part, into shares of the Company's Common
Stock upon certain terms. See "Description of Securities". The shares issuable upon the conversion of the Series B Preferred Shares are being offered to the public by means of this Prospectus.
         In connection with the Company's August 1996 offering of 5,000 shares of Series B Preferred Stock, Shoreline Pacific Institutional
Finance, the Sales Agent for such offering, received a commission as well as warrants to purchase 15,355 shares of the Company's Common Stock at
$6.51 per share. Shoreline Pacific, Inc. subsequently assigned the Sales Agent's Warrants to certain per- sons named below. The shares issuable upon the exercise of the Sales Agent's Warrants are also being offered for public sale by means of this Prospectus.
         The holders of the Preferred Shares and the Sales Agent's
Warrants, to the event they convert their Preferred Shares into shares of Common Stock or exercise their warrants, are sometimes referred to in this Prospectus as the "Selling Shareholders". The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders.
         The names of the Selling Shareholders are:
                                    Shares Which
                                    may be Acquired   Shares to       Share
                         Shares       Upon Conver-    be Sold in      Owner-
                       Presently    sion of Pre-         This        ship
After
     Name                Owned      ferred Shares      Offering (3)
Offering

Infinity Investors Ltd.      -          694,444 (1)    694,444           -
Professional Edge            -          138,888 (1)    138,888           -
 Fund L.P.

Pro Futures Special          -          138,888 (1)    138,888           -
 Equities Fund, L.P.

Seacrest Capital Limited     -          138,888 (1)    138,888           -

Baskerville Trading          -          138,888 (1)    138,888           -
 Corporation

Buchanan Partners Ltd.       -           69,444 (1)     69,444           -

The Buchanan Fund            -           69,444 (1)     69,444           -

Harlan Kleiman                           10,748 (2)      10,748          -

Robert Schacter                           3,225 (2)       3,225          -

Timothy Holmes                            1,228 (2)       1,228          -

Joseph Gil                                  154 (2)         154          -

                                      1,404,239       1,404,239

(1) Represents shares issuable upon the conversion of the Series B Preferred Stock assuming conversion price of $3.60 per share. The actual number of shares to be issued upon the conversion of the Preferred Shares will depend upon the price of the Company's Common Stock at the time of conversion. See "Description of Securities."




(2) Represents shares issuable upon the exercise of the Sales Agent's
Warrants.
(3) Assumes all shares owned, or which may be acquired, by the Selling Share holders, are sold to the public by means of this Prospectus.
         Manner of Sale. The shares of Common Stock owned, or which may be acquired, by the Selling Shareholders may be offered and sold by means of this Prospectus from time to time as market conditions permit in the over-thecounter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated.
       The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of 2(11) of the Securities Acts of 1933, and any commissions re- ceived by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabili- ties, including liabilities under the Securities Act as underwriters or other- wise.
         The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory under writers will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 10b-6 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 10b-6 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of spe- cial selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 10b-7 under the 1934 Act prohibits any "stabi- lizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.
         Rule 10b-6 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 10b-6 applies to the offer and sale of any of the Shares, then participating broker/dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 10b-6 applies to one or more of the principal market-makers in the Company's Common Stock, the market price of such stock could be adversely affected.
                        DESCRIPTION OF SECURITIES
Common Stock
     The Company is authorized to issue 100,000,000 shares of Common
Stock, (the "Common Stock"). Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the out- standing Common Stock can elect all directors.
         Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.
         Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemp- tion, sinking fund or similar provisions regarding the Common
Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable and all of the shares of Common Stock offered as a component of the Units will be, upon issuance, fully paid and non-assessable. Preferred Stock
         The Company is authorized to issue up to 200,000 shares of Preferred Stock. The Company's Articles of Incorporation provide that the Board of Directors has the authority to divide the Preferred Stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the Preferred Stock without shareholder approval, the Preferred Stock could be issued to defend against any attempted take- over of the Company.
         In May 1996 the Company sold 3,500 shares of its Series A
Preferred Stock (the "Preferred Shares") for $3,500,000 or $1,000 per share. At the purchasers' option, up to 1,750 Preferred Shares were convertible, on or after 60 days from the closing date of the purchase of such shares (the "Closing"), into shares of the Company's Common Stock on the basis of one share of Preferred Stock for shares of Common Stock equal in number to the amount determined by dividing $1,000 by 85% of the Closing Price of the Company's Common Stock. All Preferred Shares were convertible, on or after 90 days from the Closing, on the basis of one share of Preferred Stock for shares of the Company's Common Stock equal in number to the amount determined by dividing $1,000 by 83% of the Closing Price of the Company's Common Stock. The term "Closing Price" was defined as the average closing bid price of the Company's Common Stock over the five-day trading period ending on the day prior to the conversion of the Preferred Stock. All outstanding shares of the Series A Preferred Stock have since been converted into 632,041 shares of the Company's Common Stock. The shares issued upon the conversion of the Series A Preferred
Stock are being offered for public sale by means of a separate registration statement.

      In August 1996 the Company sold 5,000 shares of its Series B Preferred Stock (the "Series B Preferred Shares") for $5,000,000 or $1,000 per share. At the purchasers' option, up to 2,500 Preferred Shares are convertible, on or after 10 days from the date of this Prospectus (the "Effective Date"), into shares of the Company's Common Stock on the basis of one share of Preferred Stock for shares of Common Stock equal in number to the amount determined by dividing $1,000 by 87% of the Closing Price of the Company's Common Stock. All Preferred Shares are convertible, on or after 40 days from the Effective Date, on the basis of one share of Preferred Stock for shares of the Company's Common Stock equal in number to the amount determined by dividing $1,000 by 85% of the Closing Price of the Company's Common Stock. The term "Closing Price" is defined as the average closing bid price of the Company's Common Stock over the five-day trading period ending on the day prior to the conver- sion of the Preferred Stock. Notwithstanding the above, the conversion price may not be less than $3.60 nor more than $14.75. The Preferred Shares are en- titled to a quarterly dividend of $17.50 per share. Any Preferred Shares which are outstanding on the second anniversary of the Effective Date will be auto- matically converted into shares of the Company's Common Stock. The Preferred Shares have a liquidation preference over the Company's Common Stock. The shares issuable upon the conversion of the Preferred Shares are being offered by means of this Prospectus. See "Selling Shareholders".

Publicly Traded Warrants

         In connection with the Company's February, 1992 public offering, the
Company issued 5,175,000 Warrants. Every ten Warrants entitle the holder to purchase one share of the Company's Common Stock at a price of $15.00 per share prior to February 7,1997. The Company, upon 30-days notice, may accelerate the expiration date of the Warrants, provided, however, that at the time the Company gives such notice of acceleration (1) the Company has in effect a cur- rent registration statement covering the shares of Common Stock issuable upon the exercise of the Warrants and (2) at any time during the 30 day period pre- ceding such notice, the average closing bid price of the Company's Common Stock has been at least 20% higher than the warrant exercise price for 15 consecutive trading days. If the expiration date is accelerated, all Warrants not exer- cised within the 30-day period will expire.

         Other provisions of the Warrants are set forth below. This information is subject to the provisions of the Warrant Certificate representing the Warrants.
         1. Holders of the Warrants may sell the Warrants rather than exercise them. However, there can be no assurance that a market will develop or continue as to the Warrants.
         2. Unless exercised within the time provided for exercise, the Warrants will automatically expire.
         3. The exercise price of the Warrants may not be increased during the term of the Warrants, but the exercise price may be decreased at the dis cretion of the Company's Board of Directors by giving each Warrant holder notice of such decrease. The exercise period for the Warrants may be extended by the Company's Board of Directors giving notice of such extension to each Warrant holder of record.
         4. There is no minimum number of shares which must be purchased upon exercise of the Warrants.

         5. The holders of the Warrants in certain instances are protected against dilution of their interests represented by the underlying shares of Common Stock upon the occurrence of stock dividends, stock splits, reclassifications, and mergers.

         6. The holders of the Warrants have no voting power and are not entitled to dividends. In the event of a liquidation, dissolution, or winding up of the Company, holders of the Warrants will not be entitled to participate in the distribution of the Company's assets.

Transfer Agent

     American Securities Transfer, Inc., of Denver, Colorado, is the transfer agent for the Company's Common Stock.

                               LITIGATION
         In February 1996 the Company filed a lawsuit against ImmunoRx and Dr. John Hadden for contract breach, tortious interference of contract and patent infringement concerning the Company's MULTIKINE drug. The lawsuit, filed in the U.S. District Court for the Middle District of Florida, seeks damages and the termination of certain research and clinical studies being conducted by ImmunoRx and Dr. Hadden. From 1984 to 1992, Dr. Hadden consulted with the Company, performed research on MULTIKINE and manufactured MULTIKINE for the Com- pany's head and neck cancer study in Florida. In early 1993, Dr. Hadden signed a separation agreement with the Company acknowledging the Company's ownership of both MULTIKINE and the research results. The Company has learned that Dr. Hadden and ImmunoRx are apparently making copies of MULTIKINE, in contravention of the separation agreement and the patents covering MULTIKINE, and have begun clinical studies in a foreign country using a copy of MULTIKINE. See "Business Compounds and Processes
Licensed to the Company".
                                 EXPERTS
         The financial statements as of September 30, 1995 and 1994 and for each of the three years in the period ended September 30, 1995 incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, inde- pendent auditors, as stated in their report appearing herein, and are incorpo- rated by reference upon the report of such firm given upon their authority as experts in accounting and auditing.
                             INDEMNIFICATION
         The Company's Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably en- titled to indemnification.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Com- pany has been informed that in the opinion of the Securities and Exchange Com- mission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
                         ADDITIONAL INFORMATION
         The Company has filed with the Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20001, a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Com- pany and such securities, reference is made to the Registration Statement and to the Exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an Exhibit to the Registration State- ment, each such statement being qualified in all respects by such reference. Copies of each document may be inspected at the Commission's offices at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Northeast Regional
Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and the Midwest Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illi-nois 60681-2511. This Registration Statement and the related exhibits may also be inspected at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. Copies may be obtained at the Washington, D.C. office upon payment of the charges prescribed by the Commission.




2451D

         No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus. Any information or representation not contained in this Prospec- tus must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.
                            TABLE OF CONTENTS

Page Prospectus Summary ...........................................
4
Risk Factors .................................................
10
Dilution and Comparative Share Data ..........................
14
Selling Shareholders .........................................
16
Description of Securities ....................................
19
Litigation ...................................................
21
Experts ......................................................
22
Indemnification ..............................................
22
Additional Information .......................................

22





                             Common Stock

                          CEL-SCI CORPORATION








                              PROSPECTUS